EXHIBIT 10.11

MEMO

To:	Belvedere Socal/ Jim Westfall and Mary Lynn Lenz
From:	PCBB/ Nino Petroni and Bryan Warner
Date:	May 12, 2009
Re:	Belvedere Socal – Proposed Second Amendment and Waiver Agreement Negotiated Terms

This summary of basic indicative terms (the “Memo”) is for a proposed second amendment (“Proposed Amendment”) to a loan (“Loan”) to Belvedere Socal, a bank holding company organized under the laws of California (“Borrower”), which Loan was previously made by Pacific Coast Bankers’ Bank (“Lender”) pursuant to that certain Business Loan Agreement (the “Agreement”) dated as of March 18, 2008 and First Amendment and Waiver Agreement (“Previous Amendment”) by and among Borrower and Lender.  This Memo summarizes the discussions between the Lender and the Borrower and provides a basis for completing negotiations between them with respect to the Proposed Amendment.

1.	DSCR Covenant violation is still waived for March 31, 2009 solely; March 31, 2009 Capitalization Covenant is waived, and March 31, 2009 Risk Based Capital Covenant is waived.

2.
Conditions precedent to this Proposed Amendment are (A) a $250,000.00 principal payment reduction, (B) Borrower to deposit $800,000.00 into a non-interest bearing  interest reserve account at PCBB where all loan payments will be drawn from until the account is exhausted, and (C) Second Amendment and Waiver Agreement negotiation and preparation fee of $20,000.00 is paid.

3.
Borrower’s required $2,000,000.00 or $2,500,000.00 principal payment reduction as described in the Previous Amendment in Section 2 (f) (vi) will be amended to require a minimum aggregate $2,300,000.00 principal balance reduction by September 18, 2010.

4.
The Payment section revision in the Previous Amendment will be modified to interest-only payments beginning June 2009 and continuing through June 2010.  Beginning September 2010, payments in the amount of $300,000.00 plus interest will be due quarterly until Loan is paid in full.

5.
Loan shall continue to accrue interest at a rate of 3 month LIBOR plus 810 basis points until the Loan is paid in full.  However, Borrower will be obligated to make a 3 month LIBOR plus 510 basis point interest only payment beginning December 19, 2009 and ending September 17, 2010.  The 300 basis point differential will be deferred until the September 18, 2010 payment, at which time all accrued unpaid interest is due.

6.
Borrower agrees to deliver 10,000 warrants per quarter to Lender so long as interest only payments are in effect (minimum of 30,000 warrants).  The warrants shall allow Lender the right to purchase Borrowers’ common stock, no par value at a strike price of $0.01.  Warrants shall be detachable, have an anti-dilution provision with a seven (7) year life.

7.	Borrower will deliver to Lender, within fifteen (15) days of receipt, twenty-five (25) percent of all capital monies raised in Borrowers’ capital raising efforts.

8.
The Total Risk Based Capital Ratio (“TRBC Ratio”) appended in Section 2 (a) of the Previous Amendment will be revised to require a minimum TRBC Ratio of (A) 11% on September 30, 2009, and (B) 12% on December 31, 2009.

BELVEDERE SOCAL

By:	/s/ Mary Lynn Lenz	By:	/s/ James Westfall
	Mary Lynn Lenz, President & CEO		James Westfall, CFO

PACIFIC COAST BANKERS’ BANK

By:	/s/ Nino Petroni
Nino Petroni, EVP/CCO